UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 5, 2025

HILLENBRAND, INC.
(Exact name of registrant as specified in its charter)

Indiana	1-33794	26-1342272
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Batesville Boulevard
Batesville,	Indiana	47006
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code:   (812) 931-5000

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. of Form 8-K):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, without par value	HI	New York Stock Exchange
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934.

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.

On February 5, 2025, Hillenbrand, Inc. (the “Company”), through its wholly owned subsidiary Milacron LLC (“Seller”), entered into a Contribution and Purchase Agreement (the “Agreement”) with BCSS Iota (A), LLC, a Delaware limited liability company (“Purchaser”) and affiliate of Bain Capital Special Situations, LP (“Bain”), pursuant to which, among other things, Purchaser will acquire majority ownership in the Company’s Milacron injection molding and extrusion business (the “Milacron Business”). Pursuant to the Agreement, prior to the closing of the transaction with Purchaser, Seller will undertake certain internal restructuring steps (collectively, the “Reorganization”), and following such Reorganization, will contribute the Milacron Business and all of the outstanding equity interests in the entities that own and operate the Milacron Business, to a newly formed entity (“HoldCo”), with Purchaser acquiring majority ownership and full operational control of the Milacron Business (the “Transaction”). In exchange, upon the closing of the Transaction, Seller (i) receives the purchase price of $287,000,000 in cash, subject to specified adjustments as set forth in the Agreement, and (ii) retains an approximately 49% equity interest in HoldCo through one of the Company’s indirect wholly owned subsidiaries. In connection with the closing, Holdco (or one of its affiliates) will enter into a management agreement with an affiliate of Bain to provide ongoing management services for an annual retainer fee.

The closing of the Transaction is subject to certain customary closing conditions, including (1) the expiration or termination of any applicable waiting periods under applicable antitrust laws, (2) subject to certain qualifiers, the accuracy of the representations and warranties made by Seller and Purchaser, (3) the compliance in all material respects by Seller and Purchaser, respectively, of their obligations under the Agreement, (4) completion of the Reorganization, and (5) the absence of any Material Adverse Effect (as defined in the Agreement) on the Milacron Business.

The Agreement contains customary representations, warranties, and covenants related to the Milacron Business. Purchaser has obtained representation and warranty insurance to provide coverage for certain breaches of representations and warranties of Seller, which will be subject to certain exclusions, deductibles and other terms and conditions set forth therein.

The Agreement includes customary termination provisions including the right of either Seller or Purchaser to terminate the Agreement if the closing of the Transaction has not occurred by July 28, 2025 and for Purchaser to pay a termination fee if the Agreement is terminated in certain circumstances. A consortium of funds affiliated with Bain has provided a guarantee to Seller guaranteeing the payment of the termination fee and certain other obligations of Purchaser under the Agreement.

The foregoing summary of the Agreement does not purport to be complete and is qualified in its entirety by reference to the text of the Agreement, a copy of which will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2025.

The foregoing summary has been included to provide investors and security holders with information regarding the terms of the Agreement, and is qualified in its entirety by the terms and conditions of the Agreement. It is not intended to provide any other factual information about the Company or its respective subsidiaries and affiliates, including the Milacron Business. The Agreement contains representations and warranties by each of the parties to the Agreement, which were made only for purposes of that Agreement and as of specified dates. The representations, warranties, covenants, and agreements in the Agreement were made solely for the benefit of the parties to the Agreement, are subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures made for the purposes of allocating contractual risk between the parties to the Agreement instead of establishing these matters as facts, and are subject to standards of materiality applicable to the contracting parties that may differ from those applicable to investors. Investors should not rely on the representations, warranties, covenants, and agreements or any descriptions thereof as characterizations of the actual state of facts or condition of the Company or its respective subsidiaries and affiliates, including the Milacron Business. Moreover, information concerning the subject matter of the representations, warranties, covenants, and agreements may change after the date of the Agreement, which subsequent information may or may not be fully reflected in the Company’s public disclosures.

SIGNATURES

    Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 5, 2025                        HILLENBRAND, INC.

BY:    /s/ Nicholas R. Farrell
____________________________________
Nicholas R. Farrell
Senior Vice President, General Counsel, and Secretary
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